1 Former U.S. Senator Joe Manchin to Serve as Adviser to Apollo and Appointed to Athene Board of Directors WEST DES MOINES, Iowa, Feb. 6, 2025 -- Apollo (NYSE: APO) and Athene Holding Ltd. (“Athene”), today announced that former U.S. Senator Joseph Manchin III has been named an adviser to Apollo and appointed to the Athene Board of Directors, effective February 3, 2025. Senator Manchin will provide advisory services to Apollo on various matters including energy markets, given the firm’s leading role in providing capital to enable the global industrial renaissance. Senator Manchin served as a United States Senator for West Virginia from 2010 to 2025. He was Chair of the Senate Energy and Natural Resources Committee, as well as a member of the Appropriations, Armed Services, and Veterans’ Affairs Committees. Prior to his tenure in the Senate, he served as the 34th Governor of West Virginia from 2005 to 2010 and as West Virginia Secretary of State from 2001 to 2005. He graduated from West Virginia University with a degree in business administration. Marc Rowan, CEO of Apollo, said, “Senator Manchin’s distinguished career experience and expertise will be incredibly valuable to Apollo and our clients and partners. We look forward to his contributions to help meet the unprecedented capital need required to drive the global industrial renaissance and support the significant retirement needs of Americans and families around the globe.” Jim Belardi, CEO of Athene, said, “Senator Manchin is a great addition to Athene’s Board as we address the significant need for next generation retirement products. His public sector experience, expertise on a broad range of issues, and track record of independent thinking make him a valuable member of our Board.” Senator Manchin said, “Apollo is a forward-thinking financial services firm that has been able to offer capital at scale to drive the American economy forward. Athene provides critical retirement services to millions of Americans and is the leading innovator in tackling modern retirement challenges. I look forward to bringing a unique perspective to both the team at Apollo and the Athene Board, contributing to the firm’s continued success in retirement services and providing capital to enable energy accretion and transition.” ### About Athene Athene is a leading retirement services company with over $350 billion of total assets as of September 30, 2024, and operations in the United States, Bermuda, Canada, and Japan. Athene is focused on providing financial security to individuals by offering an attractive suite of retirement income and savings products and also serves as a solutions provider to corporations. For more information, please visit www.athene.com. About Apollo Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from

2 investment grade credit to private equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of December 31, 2024, Apollo had approximately $751 billion of assets under management. To learn more, please visit www.apollo.com. Contacts: Joanna Rose Global Head of Corporate Communications Apollo Global Management, Inc. 212-822-0491 communications@apollo.com Jeanne Hess Vice President, External Relations Athene 646-768-7319 jeanne.hess@athene.com